Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MUZINICH BDC, INC.

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Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

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THE UNDERSIGNED, being a duly authorized officer of Muzinich BDC, Inc., a corporation existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:        That the Certificate of Incorporation of the Company has been amended by revising the first paragraph of Article I as it now exists, to read as follows:

“4.1 Authorized Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 500,000 shares of common stock having a par value of $0.001 per share (the “Common Stock”) and 15,000 shares shall be preferred stock having a par value of $0.001 per share (the “Preferred Stock”).”

SECOND:       That the Certificate of Incorporation of the Company has been amended by inserting a new fourth paragraph into Article IV as it now exists, reading as follows:

“4.4 Reverse Stock Split. In accordance with Section 242 of the General Corporation Law of the State of Delaware, upon the effectiveness (the “Effective Time”) of the certificate of amendment filed by the Company with the State of Delaware on or prior to September 11, 2020 (the “Certificate of Amendment”), each ten (10) shares of the Company’s common stock, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Company or any holder of Old Common Stock, be reclassified, combined and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.001 per share (the “New Common Stock”), (the “reverse stock split”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to the reverse stock split.”

THIRD: That this Certificate of Amendment shall be effective as of 12:01 a.m. EST on September 11, 2020.

FOURTH: That this Certificate of Amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 11th day of September, 2020.

s/ Paul Fehre
Name: Paul Fehre
Title: CFO and Treasurer